Exhibit 99.1

Sparton Corporation

Fiscal 2011 Third Quarter Financial Results

May 12, 2011

Conference Call Script

{Slide 1 – Cover Page}

MIKE OSBORNE (Sr. VP – Business Development) SPEAKS

Thank you, operator. Good morning and thank you for participating in Sparton’s fiscal 2011 third quarter financial results conference call.

{Slide 2 – Safe Harbor Statement}

Before we begin the discussion, I will take a few minutes to read the forward-looking statement. Certain statements in this conference call constitute forward-looking statements within the meaning of the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. When used in this conference call, words such as “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions as they relate to the Company or its management constitute forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic and competitive data and our current business plans. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include those contained under the heading of risk factors and in the management’s discussion and analysis contained from time-to-time in the Company’s filings with the Securities and Exchange Commission.

{Slide 3 – Today’s Call Agenda}

Today, Cary Wood, our President and CEO, and Greg Slome, our CFO, will report our fiscal year 2011 third quarter financial results, provide an update on the status of our liquidity and capital resources, review the progress made with our recently acquired Frederick, Colorado operation, review the Byers Peak acquisition, and provide a brief update on the remainder of fiscal 2011. At the end of the narrative, we will allow our investors and other interested parties to ask questions related to the Company’s financial performance and operations. In fairness to all participants, we will ask that one question be asked at a time with the call ending at approximately 1:00pm EDT.

I would now like to turn the call over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Mike. Good morning and welcome to our fiscal 2011 third quarter call. Today, we will begin by reviewing our third quarter consolidated performance.

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{Slide 4 – 3rd Quarter Consolidated Financial Results}

We are pleased to report fiscal 2011 third quarter operating income of $2.7 million and net income of $2.5 million or $0.25 per share, versus operating income of $0.4 million and net income of $0.7 million or $0.07 per share, for the third quarter of fiscal 2010. This is the seventh consecutive quarter in which the Company has posted pre-tax income, after reporting pre-tax losses for the previous 12 consecutive quarters. Included in the fiscal 2011 third quarter financials are the results of operations from the Delphi Medical Systems and Byers Peak acquisitions.

Our consolidated third quarter revenue was $50.4 million, increasing 30% or $11.7 million from the same period in the prior year. The overall increase in revenue reflects additional sales in the current year quarter from the acquisitions of Delphi Medical and Byers Peak, increased sonobuoy sales to the U.S. Navy from our DSS segment and improved Medical sales at our Ohio facility. These developments were partially offset by certain program losses from our EMS segment in the current year quarter.

Our gross profit in the third quarter of fiscal 2011 was $8.2 million compared to $5.6 million in the third quarter of fiscal 2010 and is the largest quarterly gross profit in over five years. The gross profit percentage increased from 14% a year ago to 16% in the fiscal 2011 third quarter. Impacting the quarter over quarter gross margin were improved results from the Company’s EMS and Medical segments, including higher margins achieved at the Frederick, Colorado facility, partially offset by the unfavorable impact of the decreased contribution of foreign sonobuoy sales from the Company’s DSS segment.

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Selling and administrative expenses for the three months ended March 31, 2011 increased approximately $0.8 million from the prior year quarter, but decreased to 10% of sales from 11% in the prior year quarter. The additional expense reflects increased business development expenses, additional expenses related to the Company’s acquisitions of Delphi Medical and Byers Peak, partially offset by reduced information technology expense.

No restructuring or impairment charges were incurred in the third quarter of fiscal 2011 compared to $0.2 million in the same quarter of fiscal 2010. Income tax expense of approximately $0.1 million was recognized in the third quarter compared to an income tax benefit of approximately $0.1 million for the same period in the prior fiscal year. The fiscal 2010 benefit reflects the release of $0.2 million of deferred tax asset valuation allowances in relation to tax regulation changes related to carry-back provisions.

I would now like to turn over the next portion of today’s call to Greg so that he can update you on our individual segment results and our liquidity and capital resources.

GREG SLOME (CFO) SPEAKS

Thanks Cary.

{Slide 5 – Medical Operating Results}

Medical Device sales in the fiscal 2011 third quarter increased to $25.4 million, up 78% from the same period a year ago. Recurring sales at our Strongsville, Ohio facility increased to $14.6 million, up $0.3 million, or 2%, in the three months ended March 31, 2011 as compared with the

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same quarter last year. This increase reflects increased demand in one of the programs with our largest medical customer, partially offset by the fiscal 2011 disengagement with another customer. Incremental third quarter sales from the Company’s Frederick, Colorado facility and the partial quarter revenue from the Byers Peak acquisition totaling $10.8 million contributed to the overall increase in year-over-year sales. Fiscal 2011 third quarter revenue related to the Delphi acquisition continued to exceed our internal expectations.

The gross profit percentage on Medical sales increased to 14% from 10% for the three months ended March 31, 2011 and 2010, respectively. This increase in margin on Medical sales reflects the Company’s continued implementation of Lean Enterprise, product mix, its cost management efforts to mitigate decreased capacity utilization at the Company’s Strongsville, Ohio facility and higher margins achieved at the Company’s Frederick, Colorado facility.

{Slide 6 – EMS Operating Results}

EMS sales for the three months ended March 31, 2011 decreased $0.8 million as compared to the same quarter last year. This decrease primarily reflects certain program losses with two customers, partially offset by increased intercompany sales.

The gross profit percentage on EMS sales increased to 11% for the three months ended March 31, 2011 compared to 5% for the same quarter in the prior year. The quarter over quarter comparison reflects favorable product mix, improved performance and an aggressive continuous improvement program, partially offset by the impact of the overall decrease in sales volume.

{Slide 7 – DSS Operating Results}

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DSS sales for the three months ended March 31, 2011 increased by $2.1 million or 14% from the third quarter of last fiscal year, reflecting higher U.S. Navy sonobuoy production and, to a lesser extent, increased digital compass sales in the current year quarter. Partially offsetting these increases were reductions in sonobuoy sales to foreign governments and in engineering sales revenue.

The gross profit percentage on DSS sales for the three months ended March 31, 2011 was 20% compared to 24% for the prior year quarter. Gross profit in the current year quarter was adversely affected by decreased sales to foreign governments as compared to the prior year quarter, partially offset by favorable product mix on increased U.S. Navy sonobuoy sales.

{Slide 8 – Liquidity & Capital Resources}

I would now like to review our current debt and liquidity positions as of the end of the quarter. The only remaining debt outstanding at March 31, 2011 is our Industrial Revenue Bonds with the State of Ohio of approximately $1.8 million. During the quarter ended March 31, 2011, the Company made total principal and interest payments of $0.1 million. Our debt to equity ratio on March 31, 2011 was at .02 to one.

As of March 31, 2011, the Company had $26 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants which were met at March 31, 2011.

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Summarizing our cash flows for the nine months ended March 31, 2011, operating activities provided $3.4 million of net cash flows. Excluding changes in working capital, operating activities provided $8.1 million in the first nine months of fiscal 2011, reflecting the Company’s operating performance during the period. Working capital used $4.7 million of net cash flows in the first nine months of fiscal 2011, primarily reflecting the funding of production related to the U.S. Navy contracts during the nine month period in excess of advanced billings received, the initial working capital funding related to the Company’s newly acquired Frederick, Colorado facility, as well as funding of a pension contribution during the period.

Cash flows used in investing activities in the nine months ended March 31, 2011 totaled $7.8 million. The first nine months of fiscal 2011 reflect the acquisition of certain assets of Delphi Medical. The consideration paid of $8.4 million is net of assumed employee accrual adjustments. Fiscal 2011 also reflects the $4.35 million consideration paid for the acquisition of Byers Peak. These two transactions were financed entirely through the use of Company cash. Capital expenditures for the nine months ended March 31, 2010 were approximately $2.3 million. Partially offsetting these outflows was $3.2 million of cash received from the dissolution of the EPA trust in October 2010 and the proceeds from the sale the Company’s Bluewater Road property in Albuquerque, New Mexico of approximately $4.0 million.

I would now like to turn the presentation back over to Cary.

CARY WOOD (President & CEO) SPEAKS

Thanks Greg.

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{Slide 9 – SMS Colorado 3rd Quarter Financial Results}

I would like to spend some time reviewing the continuing success of our Frederick, Colorado operation as well as provide some detail on our most recent acquisition, Byers Peak.

We are pleased with the operational progress that has been made at the Fredrick, Colorado facility since acquiring that business from Delphi in August of this fiscal year. This strategic addition to our Medical business has provided a solid contribution to sales and became accretive to earnings in the second quarter of fiscal 2011, a quarter ahead of our initial expectations.

The operations of SMS Colorado are included in the consolidated operating results for fiscal 2011 from the August 6, 2010 date of acquisition. SMS Colorado reported third quarter net sales of $10.5 million, gross profit of $1.7 million or 17%, and operating income of $1.1 million.

On a pro-forma basis, the comparable revenue for the current and prior full quarters increased to $10.5 million from $7.2 million for the quarters ended March 31, 2011 and 2010, respectively. The gross margin percent has increased from 0% for the fiscal 2010 third quarter to 17% for the current year third quarter. SMS Colorado enhanced its profitability by initiating certain actions designed to reduce costs as part of the 100-day integration plan. The workforce at this location has been reduced by approximately 18% since acquisition and, additionally, the Company consolidated the Frederick operations from two facilities to one during the first quarter, terminating the lease for the exited building as of November 1, 2010.

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Again, we are pleased at the speed by which we have been able to execute on our cost savings initiatives as part of our 100-day plan, having surpassed our internal timeline for the facility consolidation, as well as the level and timing of its profitability.

{Slide 10 – Byers Peak Acquisition}

On March 4, 2011, Sparton acquired certain assets and assumed certain liabilities of Byers Peak for approximately $4.4 million, subject to certain post-closing adjustments. As with Delphi, we view this transaction to be strategic in nature with the addition of approximately $10 million of expected annual revenue, a new and diverse customer base, and a solid business development opportunity funnel. It also allows us to continue to expand into the high growth Therapeutic Device market and adds device refurbishment and field service to our growing list of capabilities. Coupled with Sparton’s capabilities, in particular, our internal circuit card assembly operation, low cost country manufacturing option, engineering support, and rapid prototyping, we intend to further facilitate profitable growth opportunities in the Western region of the United States in the coming years.

We are also excited to have been able to enhance our Medical segment’s leadership through the appointment of Jake Rost as the new Vice President and General Manager of Sparton Medical Systems. In this role, Jake will lead the Medical segment’s business development efforts and oversee operations at the Company’s Strongsville, Ohio and Frederick, Colorado facilities. Jake has been responsible for developing the solid business development funnel that has contributed to Byers Peak’s recent success. Prior to Byers Peak, Jake had business development and operational leadership positions with Peak Industries, the precursor to Delphi Medical Systems.

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As with the Delphi acquisition, we have deployed a similar 100-day integration plan for the Byers Peak acquisition. One of the major reasons for completing this transaction was the potential advantages of the operational synergies between the Byers Peak and the Frederick locations. If Byers Peak was to remain a stand-alone business, meaning no closure or consolidation, this deal would not have been as attractive to Sparton. We expect the consolidation efforts of transferring the production and workforce to be completed in the coming quarters, with the business being accretive to earnings no later than the second quarter of fiscal 2012.

{Slide 11 – Outlook}

Finally, I would like to close the presentation by providing a brief outlook on what to expect for the rest of fiscal 2011.

We continue to be focused on the successful implementation of our strategic growth plan. In the past nine months, the Company has expanded its business development resources and introduced a number of new marketing initiatives to leverage our market exposure. In this quarter, we have been able to announce new business awards from Talyst and Tampa Microwave, bringing a total of 14 new business awards so far in this fiscal year. In addition, we have won three new business opportunities at Byers Peak since closing that transaction on March 4th. We have also won multiple smaller engineering and Sparton Express projects that could eventually turn into larger production orders sometime in the future.

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We will continue to work on the integration of Byers Peak into the Frederick, Colorado facility, continue to focus margin improvements in our EMS segment, and continue to align the Company’s cost structure to forecasted sales.

Finally, an integral part of our growth plan is the pursuit of acquisition targets that complement Sparton’s strategic direction, and we are continuously evaluating new opportunities.

{Slide 12 – Welcome to a New Era}

I continue to be excited about the Company’s current position for future growth and look forward to reporting on future successes.

Many great things are happening … the new era continues and we thank you for your support.

MIKE OSBORNE SPEAKS

Thank you, Cary and Greg. We will now open it up for questions. Operator, the first question please.

After questions: I would like to thank all the participants in today’s call. We apologize that we could not get to everybody’s questions. Again, today’s call, including the question and answer period, has been recorded and will be posted to our website under “Investor Relations” later today. Thank you.

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